                                                                    EXHIBIT 23.1

                              ACCOUNTANTS' CONSENT

The Board of Directors and Stockholders
24/7 Real Media, Inc.:

    We consent to incorporation by reference in the registration statements (Nos. 333-89985, 333-34020 and 333-47074) on Form S-3 and (Nos. 333-66995,
333-83287, 333-35306, 333-56308, 333-87714 and 333-100582) on Form S-8 of 24/7
Real Media, Inc. of our report dated March 29, 2002, relating to the consolidated balance sheets of 24/7 Real Media, Inc. and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows, for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K/A dated January 24, 2003 of 24/7 Real Media, Inc.

    Our report dated March 29, 2002, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                          /s/ KPMG LLP

New York, New York
January 24, 2003